Exhibit 99.1

CORPORATE INVESTOR RELATIONS
5333 15th Ave. South, Seattle, WA 98108	CONTACT:	Robert M. Warwick
(206) 762-0993		Chief Financial Officer
www.stockvalues.com		(415) 275-5100

NEWS RELEASE

WILLIS LEASE FINANCE REPORTS FIRST QUARTER RESULTS

SAUSALITO, CA – May 12, 2006—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported it earned net income of $468,000 on revenue of $17.9 million for the first quarter of 2006. In the first quarter of 2005, net income was $1.6 million, or $0.17 per diluted share, on revenue of $15.9 million. After payment of the dividends on the newly issued preferred shares, the first quarter of 2006 was at break even to common shareholders.

Results for the first quarter of 2006 are not directly comparable to the year ago period due to a number of factors outlined below:

•                  Stock option expense, a non-cash item, totaled $182,000 and is included in general and administrative expense for the first time in this quarter, upon adoption of a new accounting standard. In the same quarter last year stock option expense was not included in general and administrative expense but was disclosed in the footnotes to the financial statements at $133,000.

•                  Prior to December 2005, changes in the fair value of derivatives were recorded in our income statement. Commencing December 1, 2005, we applied hedge accounting and accounted for the change in fair value of our cash flow hedges through other comprehensive income on our balance sheet for all qualified hedges. The change in fair value of derivative instruments reduced net finance costs in this year’s first quarter by $169,000 and $1.4 million in the same quarter last year, in each case increasing earnings by a like amount.

•                  Preferred dividends paid and accrued totaled $468,000 in the first quarter of 2006 following the issuance of preferred stock on February 7, 2006.

Current Market

“We are continuing to see solid demand in the market for leased engines and engine values are strong,” said Charles F. Willis, President and CEO. “I am particularly encouraged by the healthy lease rates we are able to command on many of our short term leases where the reduced supply of certain engine types has driven up the pricing. We have recently seen a number of our lessees opt for extensions of 3-5 years, which could be the start of an encouraging trend. With the closing of the preferred stock offering this quarter, we are actively reviewing opportunities to grow our portfolio. In the meantime, we have used the proceeds of the new equity to reduce short term debt. Our capital position is strong. We have over $100 million in availability under our existing credit facilities, plus we have the ability to leverage the new equity.”

“Varig, one of the largest air carriers in Latin America and a long-time customer of ours, filed for bankruptcy protection in June 2005,” said Willis. “We currently have nine engines with Varig and its subsidiary Rio Sul, having a combined net book value of approximately $37 million. We filed lawsuits in three different jurisdictions in an effort to force Varig to return all of the engines. We are currently negotiating with Varig relative to the disposition of our engines, and at the same time, continuing to pursue legal remedies available to us. As this situation evolves, there continue to be efforts made in Brazil by various entities to reorganize and recapitalize Varig, but it remains to be seen whether any of these will be successful and, if so, what impact they will have on our engines down there or on amounts owed to us.”

At the end of the first quarter, the utilization rate was 89.2%, compared to 90.5% at December 31, 2005, and 89.2% at March 31, 2005. “Our utilization during the quarter dropped slightly from the trend we had been running throughout most of 2005 when utilization was above 90% for nine straight months. This was due mainly to the four new engines we acquired in December 2005, which had not been leased as of the end of the first quarter. One of those engines went on lease in April, and we have a letter of intent to lease another in May. However, as of April 30, 2006, utilization was back up to 92.11%. Average utilization in the first quarter of 2006 was 89.3% compared to 87.7% in the first quarter a year ago,” said Donald A. Nunemaker, Chief Operating Officer.

Results from Operations

In the first quarter, lease revenue increased 9% and gain on sale of equipment more than doubled to $1.5 million, compared to the year earlier quarter. In addition, the joint venture with Oasis International Leasing (USA) Ltd., established at the end of 2005, generated $112,000 of income during the quarter. Total first quarter revenue grew 13% to $17.9 million from $15.9 million in the first quarter a year ago.

Total expenses, led by higher net finance costs, increased $3.8 million, or 28%, in the first quarter of 2006 compared to the same period last year, while total revenue plus income from joint venture increased $2.2 million. This resulted in a decline in pretax income of $1.6 million, or 69%, and a reduction in net income of $1.1 million, or 70%.

Depreciation, the largest single expense, increased 9% in the first quarter to $6.6 million from $6.0 million in the same period last year, mainly due to an increase in the size of the lease portfolio, as well as changes in estimates of useful lives and residual values on certain older engine types.

First quarter net finance costs increased $2.5 million, or 64%, to $6.3 million from $3.9 million in the first quarter a year ago, due principally to higher interest expense resulting from increases in both interest rates and, to a lesser extent, average debt outstanding. Higher interest income partially offset higher interest expense created by the steep rise in short-term interest rates over the past 12 months. The other significant contributor to the increase in net finance costs over the same period last year was mentioned earlier, namely the change in the fair value of derivative instruments, which reduced the earlier period’s net finance costs by $1.4 million and only $169,000 this year. “At March 31, 2006, the one-month LIBOR rate was 4.83%, and on the same date last year it was 2.87%. We continue to monitor our exposure to short-term interest rates and manage our hedged position,” said Robert M. Warwick, Chief Financial Officer.

General and administrative expense grew 21% in the first quarter to $4.4 million compared to $3.6 million in the first quarter a year ago, with the largest single variance attributable to staffing costs including higher compensation, temporary help and benefit expense. The new accounting treatment for stock options and higher travel and entertainment expense were other primary contributors to higher overhead expenses compared to the same period last year.

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Balance Sheet

At March 31, 2006, the company had 125 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $543.3 million compared to 114 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $503.6 million at March 31, 2005. In addition, investments increased to $10.6 million at March 31, 2006, compared to $1.5 million a year ago, reflecting the investment in the new joint venture with Oasis International Leasing (USA) Ltd.

Total assets increased 14% to $659.9 million at March 31, 2006, compared to $579.0 million a year ago. With the addition of $31.9 million in preferred equity, total shareholders’ equity increased 31% to $154.3 million from $118.2 million a year ago. Book value per common share was $13.37 compared to $13.09 at March 31, 2005.

At March 31, 2005, the company had $117.9 million of availability under its credit facilities compared to $28.5 million a year ago. The company’s funded debt to equity ratio was 2.53-to-1 at March 31, 2006, compared to 3.06-to-1 a year earlier.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made; and the Company undertakes no obligation to update them. The Company’s actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; the ability of the Company to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital to the Company and to its customers; the ability of the Company to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in the Company’s portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,		%
	2006	2005	Change
REVENUE
Lease revenue	$16,381	$15,035	9.0%
Gain on sale of equipment	1,542	732	110.7%
Other income	4	101	(96.0)%
Total revenue	17,927	15,868	13.0%

EXPENSES
Depreciation expense	6,588	6,040	9.1%
General and administrative	4,412	3,647	21.0%
Net finance costs
Interest expense	7,096	5,341	32.9%
Interest income	(629)	(208)	202.4%
Realized and unrealized (gains) and losses on deriviative instruments	(153)	(1,277)	(88.0)%
Total net finance costs	6,314	3,856	63.7%
Total expenses	17,314	13,543	27.8%

Income from operations	613	2,325	(73.6)%

Income from joint venture	112	—	100.0%

Income before income taxes	725	2,325	(68.8)%
Income tax expense	257	763	(66.3)%
Net income	$468	$1,562	(70.0)%

Preferred dividends paid and accrued-Series A	468	—	100.0%
Net income available to common stockholders	$—	$1,562	(100.0)%

Basic earnings per common share	$—	$0.17

Diluted earnings per common share	$—	$0.17

Average common shares outstanding	9,154	9,006
Diluted average common shares outstanding	9,622	9,401

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31,	December 31,	March 31,
	2006	2005	2005
ASSETS
Cash and cash equivalents	$2,892	$6,346	$2,756
Restricted cash	64,846	61,257	38,849
Equipment held for operating lease, less accumulated depreciation	543,344	540,657	503,563
Equipment held for sale	5,614	6,223	6,236
Operating lease related receivable, net of allowances	5,224	4,512	1,697
Notes receivable	92	161	4,717
Investments	10,586	10,347	1,480
Assets under derivative instruments	3,611	2,515	2,769
Property, equipment & furnishings, less accumulated depreciation	7,555	7,662	7,936
Other assets	16,102	15,997	8,960
Total assets	$659,866	$655,677	$578,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$6,645	$26,152	$5,516
Deferred income taxes	29,167	28,588	28,293
Notes payable	390,739	407,551	361,722
Maintenance reserves	69,980	63,156	57,835
Security deposits	4,140	3,964	2,154
Unearned lease revenue	4,879	4,793	5,257
Total liabilities	505,550	534,204	460,777

Shareholders’ equity:
Preferred stock (none outstanding)	$31,915	$—	$—
Common stock ($0.01 par value)	92	92	90
Paid-in capital in excess of par	63,829	63,618	62,787
Accumulated other comprehensive gian/(loss), net of tax	427	(161)	1,962
Retained earnings	58,053	57,924	53,347
Common shareholders’ equity	122,401	121,473	118,186

Total shareholders’ equity	154,316	121,473	118,186

Total liabilities and shareholders’ equity	$659,866	$655,677	$578,963

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Note:  Transmitted on Business Wire on May 12, 2006 at 10:03 a.m. PDT.